Exhibit 10.21

April 28, 2017

Board Candidate – Lie Cao

Re: Offer to Join the Board of Directors of ZK International Group Co. Ltd.

Dear Mr. Cao:

I am pleased to extend you an offer to join the Board of Directors (the “Board”) of ZK International Group Co. Ltd. (“ZK International”). Your appointment to the Board is subject to the approval of ZK International Group Co. Ltd. Board of Directors, and the following outlines certain of your responsibilities as a member of the Board, which responsibilities will commence as soon thereafter as Board of Director approval is obtained:

Generally: You shall have all responsibilities of a Director of the Company imposed by Nevada or applicable law, the Certificate of Incorporation, as may be amended from time to time, and Bylaws, as may be amended from time to time, of ZK International Group Co., Ltd. These responsibilities shall include, but shall not be limited to, the following:

•	Attendance: Use best efforts to attend scheduled meetings of the Board;

•	Act as a Fiduciary: Represent the shareholders and the interests of ZK International Group Co. Ltd. as a fiduciary;

•	Participation: Participate as a full voting member of the Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance; and

As a member of the Board, you agree to execute an acknowledgement in the form attached hereto. In addition, upon your joining the Board, ZK International Group Co. Ltd. will enter into a customary indemnification agreement with you.

In consideration for your joining the Board, the Company will grant you a cash compensation of $3,000 per quarter.

I trust that this offer is satisfactory to you and look forward to you joining the Company as a member of the Board. Please indicate your acceptance of this offer by signing below and returning one copy of this offer to me by May 10, 2017. By signing below you acknowledge that you have read this agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

Mr. Cao, I look forward to having you on board with ZK International Group Co. Ltd. and trust your relationship with ZK International Group Co. Ltd. will be challenging and exciting.

Yours very truly,

/s/ Jiancong Huang

Jiancong Huang
President and Chief Executive Officer
ZK International Group Co. Ltd.

I, Lie Cao, accept the offer as stated above.

Signature:	/s/ Lie Cao
Date: May 2, 2017